                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                                                      [X]

Filed by a Party other than the Registrant                                   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           CAMCO FINANCIAL CORPORATION
                (Name of Registrant as Specified In Its Charter)

  _____________________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

     1)   Title of each class of securities to which transaction applies:

          ______________________________________________________________________

     2)   Aggregate number of securities to which transaction applies:

          ______________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ______________________________________________________________________

     4)   Proposed maximum aggregate value of transaction:

          ______________________________________________________________________

     5)   Total fee paid:

          ______________________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ______________________________________________________________________

     2)   Form, Schedule or Registration Statement No.:

          ______________________________________________________________________

     3)   Filing Party:

          ______________________________________________________________________

     4)   Date Filed:

          ______________________________________________________________________

                           CAMCO FINANCIAL CORPORATION
                               6901 GLENN HIGHWAY
                              CAMBRIDGE, OHIO 43725
                                 (740) 435-2020

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The 2006 Annual Meeting of Stockholders of Camco Financial Corporation ("Camco") will be held at Camco's Corporate Center, 6901 Glenn Highway, Cambridge, Ohio 43725, on April 25, 2006, at 3:00 p.m., Eastern Daylight Time (the "Annual Meeting"), for the following purposes:

          1.   To elect four directors of Camco for terms expiring in 2009;

          2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Only Camco stockholders of record at the close of business on March 8, 2006, will be entitled to vote at the Annual Meeting and at any adjournments thereof. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying proxy statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. Giving a proxy does not affect your right to vote in person in the event you attend the Annual Meeting.

                                        By Order of the Board of Directors


March 17, 2006                          D. Edward Rugg, Secretary

                           CAMCO FINANCIAL CORPORATION
                               6901 GLENN HIGHWAY
                              CAMBRIDGE, OHIO 43725
                                 (740) 435-2020

                                 PROXY STATEMENT

                                     PROXIES

     The Board of Directors of Camco Financial Corporation ("Camco") is soliciting proxies in the form accompanying this Proxy Statement for use at the 2006 Annual Meeting of Stockholders of Camco to be held at Camco's Corporate Center, 6901 Glenn Highway, Cambridge, Ohio 43725, on April 25, 2006, at 3:00 p.m., Eastern Daylight Time, and at any adjournments thereof (the "Annual Meeting"). Only stockholders of record as of the close of business on March 8, 2006 (the "Voting Record Date"), are entitled to vote at the Annual Meeting. Each such stockholder will be entitled to cast one vote for each share owned. As of the Voting Record Date, there were 7,548,213 votes entitled to be cast at the Annual Meeting.

     Each properly executed proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted FOR the reelection of Richard C. Baylor, Robert C. Dix, Jr., Paul D. Leake and Douglas F. Mock as directors of Camco for terms expiring in 2009.

     The directors, officers and other employees of Camco may solicit proxies in person or by telephone, telegraph or mail only for use at the Annual Meeting. Proxies may be revoked by (a) delivering a written notice expressly revoking the proxy to the Secretary of Camco at the above address prior to the Annual Meeting, (b) delivering a later dated proxy to Camco at the above address prior to the Annual Meeting, or (c) attending the Annual Meeting and voting in person. The cost of soliciting proxies will be borne by Camco.

     This Proxy Statement is first being mailed to stockholders of Camco on or about March 22, 2006.

                              ELECTION OF DIRECTORS

     The Board of Directors proposes the reelection of the following persons to terms that will expire in 2009:

                                                     Director    Term
Name                 Age       Position(s) held       Since     Expires
----                 ---   -----------------------   --------   -------
Richard C. Baylor     51          President            2001       2009
                           Chief Executive Officer
                           Chief Operating Officer
Robert C. Dix, Jr.    66          Director             1994       2009
Paul D. Leake         64          Director             1996       2009
Douglas F. Mock       50          Director             2005       2009

RICHARD C. BAYLOR was named President of Camco on January 1, 2000, and Chief Executive Officer on January 1, 2001. He has been Camco's Chief Operating Officer since October 21, 1998. From October 21, 1998 until January 1, 2000, Mr. Baylor was the Executive Vice President of Camco. From August 1989 to June 1998, Mr. Baylor was employed as a Vice President of Lending by State Savings Bank, Columbus, Ohio. Mr. Baylor is also a director of each of Camco's subsidiaries.

ROBERT C. DIX, JR. is Publisher of The Daily Jeffersonian, Cambridge, Ohio, and is one of the five principals of the group known as Dix Communication. Mr. Dix is President of Wooster Republican Printing Company, which owns a group of newspapers and radio stations, and is also the Chairman of MDM Broadcasting, a television station holding company, which is a wholly-owned subsidiary of Wooster Republican Printing Company.

PAUL D. LEAKE retired in June 2001 as the President and Chief Executive Officer of First Bank for Savings, a position he had held since 1976.

DOUGLAS F. MOCK is president of Mock Woodworking Co., Zanesville, Ohio, a position he has held since 1986.

     Under Delaware law and Camco's Bylaws, the four nominees receiving the greatest number of votes will be elected as directors. Abstentions, shares not voted by brokers, and votes withheld are not counted toward the election of directors.

     In accordance with Section 3.13 of the Bylaws, nominees for election as directors may be proposed only by the directors or by a stockholder. Camco's Corporate Governance and Nominating Committee recommended to Camco's Board of Directors this year's director nominees. The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having business experience, exhibiting high moral character and owning at least 100 shares of Camco stock. However, the Committee retains the right to modify these minimum qualifications from time to time. The Committee has a general process for choosing nominees, which process considers both incumbent directors and new candidates. In evaluating an incumbent director whose term of office is set to expire, the Committee reviews such director's overall service to Camco during his or her term, including the number of meetings attended, level of participation, quality of performance and any transactions of such director with Camco during his or her term. If the Committee chooses to evaluate new director candidates, the Committee uses its network of contacts to compile a list of potential candidates. Then, the Committee determines whether such candidates are independent, which determination is based upon applicable securities laws, the rules and regulations of the SEC, the rules of the National Association of Securities Dealers and the advice of counsel, if necessary. Finally, the Committee meets to discuss and consider all candidates' qualifications and then chooses the candidates.

     The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders, provided that the stockholder is entitled to vote for directors and has submitted a written nomination to the Secretary of Camco by the sixtieth day before the first anniversary of the most recent annual meeting of stockholders held for the election of directors. Each written nomination must state the name, age, business and residence address of the nominee, the principal occupation or employment of the nominee, the number of each class of shares of Camco owned either beneficially or of record by each such nominee and the length of time such shares have been so owned. The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, when evaluating a candidate who was recommended by a stockholder.

     Camco has not implemented a formal policy regarding director attendance at the annual meeting of stockholders. Typically, the Board of Directors holds a meeting immediately prior to the annual meeting of stockholders, which results in most directors being able to attend the annual meeting. In 2005, all directors attended the annual meeting of stockholders.

                               INCUMBENT DIRECTORS

     The following directors will continue to serve after the Annual Meeting for the terms indicated:

                                                  Director     Term
Name                Age      Position(s) held       Since    Expires
----                ---   ---------------------   --------   -------
Terry A. Feick       56         Director            2000       2007
Susan J. Insley      60         Director            2002       2007
J. Timothy Young     59         Director            2005       2007
Larry A. Caldwell    69   Chairman of the Board     1970       2008
Carson K. Miller     60         Director            2002       2008
Samuel W. Speck      69         Director            1991       2008
Jeffrey T. Tucker    48         Director            1987       2008

     TERRY A. FEICK retired as the Superintendent of Schools for the Washington Court House City Schools in December 2001, a position he had held since 1991.

     SUSAN J. INSLEY retired as the Executive Vice President and Principal of Cochran Group Inc., Columbus, Ohio, in December 2005, a position she had held since 1996. Ms. Insley continues to serve as counsel to Cochran Group.

     J. TIMOTHY YOUNG, an attorney and certified financial planner, is the Senior Vice President of Hamilton Capital Management, Inc, Columbus, Ohio, a position he has held since 2003. From 2000 to 2003, Mr. Young was self-employed as an attorney and consultant representing individuals and businesses.

     LARRY A. CALDWELL is the Chairman of the Board of Directors of Camco, a position he has held since January 1996. Mr. Caldwell was the Chief Executive Officer of Camco from Camco's organization in 1970 until January 1, 2001. Mr. Caldwell is the father of David S. Caldwell.

     CARSON K. MILLER is the owner of Marietta Rare Coins & Collectibles, an internet-based business. Mr. Miller retired in 2002 as the President of Washington State Community College in Marietta, Ohio, a position he had held since 1985.

     SAMUEL W. SPECK is the director of the Ohio Department of Natural Resources, a position he has held since 1999. Prior to joining the cabinet of the Governor of Ohio, Dr. Speck served as President of Muskingum College, New Concord, Ohio from 1986 to 1999.

     JEFFREY T. TUCKER is a Certified Public Accountant and a partner in the accounting firm of Tucker & Tucker, Cambridge, Ohio, a position he has held since 1984.

                   BOARD MEETINGS, COMMITTEES AND COMPENSATION

     The Board of Directors of Camco met four times for regularly scheduled meetings during the year ended December 31, 2005. Each director attended at least 75% of the aggregate of the total number of the Board of Directors' meetings and the total number of meetings held by committees on which such director served during 2005. The Board has determined that each director is independent under Rule 4200(a)(15) of Nasdaq's listing standards, except Messrs. Baylor and Caldwell.

     The Board of Directors of Camco has a Compensation Committee whose 2005 members were Ms. Insley and Messrs. Feick, Miller and Tucker. The 2006 Committee members are Messrs. Feick , Mock and Ms. Insley. The Compensation Committee establishes the compensation of the senior executive officers of Camco and its subsidiaries after conducting a review of the performance of each of these officers with the Board of Directors and the Corporate Governance and Nominating Committee. The Compensation Committee's other responsibilities include recommending the compensation to be paid to directors of Camco and its subsidiaries each year. The Compensation Committee operates pursuant to a written charter, which is posted on the "Charters and Policies" page of Advantage Bank's website at www.advantagebank.com/site/camco_investor.html. The Compensation Committee met six times during 2005.

     The Board of Directors of Camco has an Audit Committee whose 2005 members were Messrs. Tucker, Dix and Miller. The 2006 members are Messrs. Tucker, Dix, Miller and Young. The Board of Directors has determined that Mr. Tucker qualifies as a financial expert. The Audit Committee's responsibilities include selecting an independent accounting firm to audit Camco and its subsidiaries, overseeing the audit, and evaluating the accounting firm's performance. A more detailed description of the Audit Committee's functions is set forth in its charter, which is posted on the "Charters and Policies" page of Advantage Bank's website at www.advantagebank.com/site/camco_investor.html. The Audit Committee met five times during 2005.

     The Board of Directors of Camco has a Corporate Governance and Nominating Committee whose 2005 members are Messrs. Speck, Dix and Feick and Ms. Insley. The 2006 members are Ms. Insley and Messrs. Speck, Dix and Feick. The Corporate Governance and Nominating Committee provides a forum for independent directors to address issues of corporate governance, including the selection of nominees for director, guiding the board in managing its affairs and coveys a purpose of overseeing how our board should operate on behalf of the stockholders. The Corporate Governance and Nominating Committee operates pursuant to a written charter, which is posted on the "Charters and Policies" page of Advantage Bank's website at www.advantagebank.com/site/camco_investor.html. The Corporate Governance and Nominating Committee met four times during 2005.

     The Board of Directors of Camco has an Executive Committee whose 2005 members were Messrs. Caldwell, Baylor, Speck and Tucker and Ms. Insley. 2006 members are Messrs. Caldwell, Baylor, Insley, Feick and Tucker. The Executive Committee provides a forum for exercising the power and authority of the Board of Directors when the Board is not in session, subject to certain limitations. The Executive Committee did not meet during 2005.

     For 2006, each non-employee director of Camco will receive a retainer of $5,000 per year for service on the board of Camco and $1,250 for Board meetings attended, with one paid absence per year. Each director of Camco is also a director of Advantage Bank. Each non-employee director will receive a retainer of $6,000 per year for service on the Board of Advantage Bank and $500 per board meeting attended, with one paid absence per year. In addition, non-employee directors will receive a fee of $300 for each scheduled committee meeting attended, except that if the committee meeting is held on a different day than a Board meeting, the fee is $400. The chair of each committee will receive an additional fee of $200 or $300 per meeting. All retainers will be contributed to the Director Deferred Compensation Plan where the amounts are allocated to each director's Camco stock account.

                               EXECUTIVE OFFICERS

     The following information is supplied for certain executive officers of Camco and Advantage Bank who do not serve on Camco's Board of Directors.

     D. EDWARD RUGG, 51 years, has served as the Secretary of Camco since January 2001 and as the Executive Vice President and Chief Operating Officer of Advantage Bank since May 2001. Mr. Rugg was President and Chief Executive Officer of Cambridge Savings Bank from January 1996 until May 2001. Mr. Rugg joined Camco in 1976.

     MARK A. SEVERSON, 52 years, has served as the Treasurer and Chief Financial Officer of Camco and Chief Financial Officer and Senior Vice President of Advantage Bank since November 2001. From May 1990 to May 2001, Mr. Severson was a Senior Vice President and Chief Financial Officer of FCNB Corp., Frederick, Maryland.

     DAVID S. CALDWELL, 43 years, has served as the Senior Vice President in charge of retail banking and financial services of Advantage Bank since December 2001. From July 2001 through November 2004, Mr. Caldwell also served as Division President of the Cambridge Division of Advantage Bank. Mr. Caldwell joined Camco in September 2000 as President and Chief Executive Officer of Westwood Homestead Savings Bank in Cincinnati, Ohio. Prior to joining Camco, Mr. Caldwell served for three years as a Senior Vice President of Central Carolina Bank & Trust, Durham, North Carolina. Mr. Caldwell is the son of Larry A. Caldwell.

     EDWARD A. WRIGHT, 44 years, has served as the Senior Vice President in charge of operations of Advantage Bank since December 2001. Previously, Mr. Wright served as the Vice President of Operations at Advantage Bank from July 2001 until December 2001. Mr. Wright joined Cambridge Savings Bank in 1984 and served as Vice President and Chief Operating Officer of Cambridge Savings Bank from 1994 until July 2001.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid to Mr. Baylor and the other executive officers of Camco who received cash and cash equivalent compensation in excess of $100,000 for services rendered to Camco and its subsidiaries (the "Named Executive Officers"):

                                                                                           Long term
                                                                                          compensation
                                                        Annual compensation                awards (1)
                                             ----------------------------------------   ---------------
                                                                         Other annual      Securities       All other
                                                                         compensation      underlying     compensation
Name and principal position           Year   Salary ($)   Bonus ($)(1)        ($)       options/SARs(#)        ($)
---------------------------           ----   ----------   ------------   ------------   ---------------   ------------
Richard C. Baylor, President, Chief   2005    $250,000       $59,734        $   --           17,615        $ 77,849(2)
   Executive Officer and Chief        2004     237,544        26,752           693           15,752         220,680
   Operating Officer                  2003     231,750        16,384         1,254            5,042          38,429

D. Edward Rugg, Secretary of Camco    2005     168,200        24,113            --            8,550          29,686(2)
   and Executive Vice President and   2004     163,200        18,379           966            5,540          31,073
   Chief Operating Officer of         2003     160,000        11,311         1,968            2,610          32,820
   Advantage Bank

Mark A. Severson, Treasurer and       2005     156,300        22,407            --            5,297          37,853(2)
   Chief Financial Officer            2004     151,700        17,085           253            3,433          26,602
                                      2003     148,700        10,513           478            1,617           7,346

David S. Caldwell, Senior Vice        2005     138,600        19,870            --            4,697          14,641(2)
   President (Retail Banking) of      2004     134,500        15,147           509            3,500          11,105
   Advantage Bank                     2003     131,125         9,270         1,105            1,426           9,332

Larry A. Caldwell,                    2005     125,000           475            --              742              --
   Chairman of the Board              2004     125,000           500            --            5,000              --
                                      2003     125,000            --            --               --           1,193

Edward A. Wright,                     2005     117,000        16,773            --            3,965          11,314(2)
   Vice President (Operations) of     2004     111,100        12,512           242            3,500         203,725
   Advantage Bank                     2003     107,300         7,586           413            1,167          11,938

----------
(1) The 2005 bonus amounts and options to acquire shares of Camco stock are based upon performance in fiscal year 2005, but were paid and granted in February 2006.

(2) Consists of employer contributions to the Camco 401(k) Plan as follows: Mr. Baylor- $8,800, Mr. Rugg- $3,862, Mr. Severson- $5,752, Mr. David Caldwell- $5,001, and Mr. Wright- $4,360; accruals for salary continuation agreements as follows: Mr. Baylor- $69,049, Mr. Rugg- $25,824, Mr. Severson- $32,101, Mr. D. Caldwell- $9,640, and Mr. Wright- $6,954.

STOCK OPTIONS

     The following table sets forth information regarding all grants of options to purchase shares of Camco made to Named Executive Officers during the year ended December 31, 2005:

                        Option Grants In Last Fiscal Year

                                                                                            Potential Realizable
                                                                                               Value at Assumed
                                              Individual Grants                                Annual Rates of
                    ---------------------------------------------------------------------        Stock Price
                         Number of                                                             Appreciation for
                        Securities          % of Total Options      Exercise                     Option Term
                    Underlying Options   Granted to Employees in     Price     Expiration   --------------------
Name                    Granted (#)          2005 Fiscal Year      ($/Share)      Date         5%($)     10%($)
----                ------------------   -----------------------   ---------   ----------    --------   --------
Richard C. Baylor        15,752(1)                18.1%              $16.51     1/26/2015    $163,554   $414,477
D. Edward Rugg            5,540(2)                 6.4%               16.51     1/26/2015      57,522    145,772
Mark A. Severson          3,433(2)                 3.9%               16.51     1/26/2015      35,645     90,331
David S. Caldwell         3,100(2)                 4.0%               16.51     1/26/2015      32,187     81,569
Larry A. Caldwell         5,000(1)                 5.7%               16.51     1/26/2015      51,915    131,563
Edward A. Wright          3,100(2)                 4.0%               16.51     1/26/2015      32,187     81,569

----------
(1)  The options were granted on January 27, 2005 and are fully vested.

(2) The options were granted on January 27, 2005 and vest at a rate of 20% each year, beginning on the grant date.

     The following table sets forth information regarding the number and value of unexercised options held by the Named Executive Officers at December 31, 2005:

               Aggregated Option/SAR Exercises in Last Fiscal Year
                         and 12/31/05 Option/SAR Values

                                                        Number of              Value of unexercised
                                                  securities underlying           "in the money"
                       Shares                      unexercised options              options at
                    acquired on      Value            at 12/31/05(#)              12/31/05($)(1)
Name                exercise(#)   realized($)   Exercisable/Unexercisable   Exercisable/Unexercisable
----                -----------   -----------   -------------------------   -------------------------
Richard C. Baylor        -0-            N/A            27,854/9,750                 $     0/0
D. Edward Rugg          3,000        15,234            10,230/9,495                       0/0
Mark A. Severson         -0-            N/A             8,914/6,553                   8,670/0
David S. Caldwell        -0-            N/A             9,100/5,277                  18,475/0
Larry A. Caldwell      10,200        45,390             9,200/0                           0/0
Edward A. Wright        5,036        22,007             5,532/4,745                       0/0

----------
(1) The value of the options was determined by multiplying the number of "in the money" options by the difference between the applicable option exercise price and the fair market value of a share of Camco common stock, which was $14.25 on December 31, 2005, based on the closing bid price reported by The Nasdaq Stock Market.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Camco's business consists primarily of the business of Advantage Bank and its subsidiaries and affiliates. The financial results of Camco are primarily a function of Advantage Bank's achievement of its goals as set forth in its business plan. Executives are compensated for their contribution to the achievement of these goals, which benefits the stockholders, customers, employees, and the communities in which Camco operates.

     During 2005, Larry A. Caldwell, the Chairman of the Board, received his compensation entirely from Camco. Richard C. Baylor, the President, Chief Executive Officer and Chief Operating Officer, and Mark A. Severson, the Treasurer and Chief Financial Officer, each received 50% of his compensation from Advantage Bank and 50% from Camco. All other executive officers received their compensation from Advantage Bank. Camco's Compensation Committee (the "Committee") recommends to Camco's Board of Directors the executive compensation for senior executive officers. Membership of the Committee is composed exclusively of directors who meet the independence criteria of Nasdaq. The Committee is dedicated to the philosophy of linking executive compensation to the achievement of Advantage Bank's goals and the resulting performance of Camco. The Compensation Committee utilizes the principles and best practices recommended by the National Association of Corporate Directors Blue Ribbon Commission on Director Compensation (Washington, D.C., 2001).

                  Executive Compensation Process and Philosophy

     Each year, the Corporate Governance and Nominating Committee conducts a performance appraisal for the Chairman of the Board, and the Chairman conducts a performance appraisal of the Chief Executive Officer. Performance appraisals for other executive officers are conducted by the Chief Executive Officer. These performance appraisals are reviewed by the Corporate Governance and Nominating Committee and the results are reported to the Compensation Committee and the full Board of Directors. Performance appraisals assess each executive officer's contribution to Camco and Advantage Bank, the skills and experience of each executive officer and the on-going potential of each executive officer.

     The Compensation Committee makes recommendations regarding adjustments to compensation for the executive officers, including the Chief Executive Officer, to the Board of Directors based upon the recommendations of the Corporate Governance and Nominating Committee, the performance appraisals, total corporate return performance and independent compensation surveys of officers in banks and other public companies, taking into account comparable asset bases and geographic locations. The compensation surveys include rankings based on return on average equity, return on average assets, efficiency ratio, asset quality and total return on a company's stock price, among other factors. Compensation data utilized for comparisons is generally annual cash compensation, including base salary, and most forms of cash bonus and annual incentive awards. The Compensation Committee's determinations are presented to the full Board of Directors, but directors who are also executive officers do not participate in discussions regarding their own compensation.

     The overall objective of the executive compensation program is to provide competitive levels of compensation that will attract and retain qualified executives and will reward individual performance, initiative and achievement, while enhancing overall corporate performance and stockholder value. The program is designed to align senior management compensation with the goals of the Camco business plan by creating strong incentives to manage business successfully from both a financial and operating perspective. The executive compensation program is structured to accomplish the following specific objectives:

     1) Align the interests of management with the interests of the stockholders;

     2) Clearly motivate management to perform and succeed according to the goals outlined in the business plan;

     3)   Retain key personnel critical to Camco's long-term success;

     4) Emphasize formula-based components, such as incentive plans, in order to better focus management efforts in its execution of the business plan;

     5) Maintain pay for performance as an integral component of the program by utilizing incentive plans that emphasize corporate success;

     6) Maintain a corporate environment which encourages stability and a long-term focus for both Camco and its management; and

     7) Ensure that management: (a) fulfills its overall responsibility to its constituents, including stockholders, customers, employees, the community and government regulatory agencies; (b) conforms its business conduct to the highest ethical standards; (c) remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgement or treatment of Camco's constituents; and (d) continues to avoid any conflict between its responsibilities to Camco and each individual's personal interests.

                Components of the Executive Compensation Program

     The program's compensation elements include cash compensation, including base salary and an incentive-based bonus plan, and stock-based compensation. The incentive plans have been designed to reflect corporate performance, individual performance, and alignment with the interests of Camco's stockholders. Superior corporate or individual performance should result in compensation which, when combined with incentives, would place overall compensation at or above that of the peer group median.

     Base salary forms the foundation of the compensation program as it represents income not at risk. The Committee believes that base salary should function as an anchor: large enough that the executive is comfortable remaining in Camco's employ, but not so large as to conflict with the executive's motivation to work diligently to increase stockholder value. An individual's base salary is directly related to his or her position, job responsibilities, accountability, performance and contribution to Camco and its subsidiaries.

     Camco maintains both a short-term cash bonus plan and a long-term stock-based incentive plan. Bonus and incentive plan awards for the Named Executive Officers are based on the achievement of corporate performance objectives which are established annually by Camco's Compensation Committee at the beginning of each year. For 2005, the performance objectives consist of objectives for: net income; stock price appreciation; non-interest income; net interest margin growth; efficiency ratio; deposit growth, emphasizing checking account growth; and loan production. The individual objectives are then weighted as to value each year, with net income having the highest weighting.

     For 2005, the cash bonus amounts ranged from 0% to 50% of the Chief Executive Officer's base salary and 0% to 30% of other executive officers' base salaries, subject to the percentage of performance measurements achieved. Additional discretionary bonus amounts may also be awarded under the cash bonus plan in recognition of other achievements, such as merger and acquisition activities, which are not part of the established performance objectives.

     The long-term incentive plan provides for the award of stock options of varying levels for each of the Named Executive Officers, ranging in amount from 0% to a maximum of between 100% and 200% of the officer's base salary, subject to the percentage of performance measurements achieved. Options are issued at market prices, have a term of ten years, and typically vest at a rate of 20% each year beginning on the grant date, except that the Chief Executive Officer and Chairman's options vest immediately. This element of the executive compensation program is designed to align the interests of the executive with corporate stockholder objectives since the price performance of Camco's common stock directly affects the value of these long-term awards.

                       Determination of CEO's Compensation

     The Committee determined the compensation for Mr. Baylor for 2005 pursuant to the policies described above for executive officers. Additional factors considered included merger and acquisition activities, continued updating and implementation of Camco's strategic plan and subsidiary oversight and progress. Camco achieved 47.79% of the performance targets established by the Committee for 2005. Based on that level of achievement, Mr. Baylor was awarded a cash bonus of $59,734 and options for a number of Camco shares having a market value on the date of grant of $249,428. The Committee increased Mr. Baylor's base compensation by $12,500, or 5.0%, bringing his base salary to $262,500 for 2006.

     Submitted by the 2005 Compensation Committee of Camco's Board of Directors:

                    Susan J. Insley, Chairman
                    Terry A. Feick
                    Carson K. Miller
                    Jeffrey T. Tucker

COMPENSATION COMMITTEE INTERLOCKS

     During 2005, no member of the Compensation Committee was a current or former executive officer or employee of Camco or one of its subsidiaries or had a reportable business relationship with Camco or one of its subsidiaries.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on Camco's common stock with the cumulative total return of an index of companies whose shares are traded on Nasdaq and the SNL All Bank & Thrift Index for the same period.

CAMCO FINANCIAL CORPORATION

                            TOTAL RETURN PERFORMANCE

                               (PERFORMANCE GRAPH)

                                                       PERIOD ENDING
                              ---------------------------------------------------------------
INDEX                         12/31/00   12/31/01   12/31/02   12/31/03   12/31/04   12/31/05
-----                         --------   --------   --------   --------   --------   --------
Camco Financial Corporation    100.00     135.89     157.92     199.39     185.55     178.88
NASDAQ Composite               100.00      79.18      54.44      82.09      89.59      91.54
SNL All Bank & Thrift Index    100.00     101.48      95.35     129.27     144.76     147.03

EMPLOYMENT AGREEMENTS

     Camco has an employment agreement with Richard C. Baylor for a term ending December 31, 2008. The agreement provides for a base salary of not less than $262,500 and a performance review by the Chairman of the Board not less often than annually, at which time the Board of Directors may extend the term of the agreement. The agreement also provides for the inclusion of Mr. Baylor in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible and provides for vacation and sick leave.

     Mr. Baylor's employment is terminable by Camco at any time. In the event of termination by Camco other than for just cause or in connection with a "change of control," as defined in the agreement, Mr. Baylor will be entitled to (i) a continuation of salary payments for the remainder of the term of his agreement and (ii) a continuation of health, life and disability insurance benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the end of the term of the agreement or the date Mr. Baylor becomes employed full-time by another employer.

     The agreement also contains provisions with respect to the occurrence within one year after a "change of control" of (1) the termination of Mr. Baylor's employment for any reason other than just cause, (2) a change in the capacity or circumstances in which Mr. Baylor is employed or (3) a material reduction in Mr. Baylor's responsibilities, authority, compensation or other benefits provided under the agreement without the written consent of Mr. Baylor. In the event of any such occurrence, Mr. Baylor will be entitled to payment of an amount equal to three times his average annual compensation for the three taxable years immediately preceding the termination of employment. In addition, Mr. Baylor is entitled to continued coverage under all health, life and disability benefit plans until the earlier of the end of the term of the agreement or the date on which Mr. Baylor is included in another employer's benefit plans as a full-time employee. The maximum which Mr. Baylor may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Internal Revenue Code.

     Camco also has an employment agreement with Larry A. Caldwell for a one-year term commencing November 9, 2005. The agreement provides for a base salary of $125,000 and provides for the inclusion of Mr. Caldwell in any tax-qualified employee benefit, pension and profit-sharing plans for which senior management personnel are eligible. The agreement is terminable by Camco at any time. In the event of termination by Camco other than for just cause or in connection with a "change of control," as defined in the agreement, Mr. Caldwell will be entitled to a continuation of salary payments for the remainder of the term of his agreement. In the event of the voluntary or involuntary termination of Mr. Caldwell's employment for any reason other than just cause within one year after a "change of control", Mr. Caldwell would receive a change of control payment of $125,000.

CHANGE OF CONTROL AGREEMENTS

     Camco has change of control agreements with D. Edward Rugg, Mark A. Severson, David S. Caldwell and Edward A. Wright. Each agreement is for a term of one year and provides for annual performance reviews by the Board of Directors, at which time the Board of Directors may extend the agreement for an additional one-year period.

     Each agreement provides that if the officer is terminated by Camco or its successors for any reason other than just cause, within six months prior to a change of control, as defined in the agreement, or within one year after a change of control, Camco will pay (1) the officer an amount equal to two times the amount of his annual salary and (2) the premiums required to maintain coverage under the health insurance plan in which the officer is a participant immediately prior to the change of control until the earlier of (i) the first anniversary of his termination or (ii) the date the officer is included in another employer's benefit plans. The officer will also be entitled to the above payments if he voluntarily terminates his employment within twelve months following a change of control if (1) the capacity or circumstances in which the officer is employed are changed; (2) the officer no longer holds his specified office; (3) the officer is required to move his personal residence, or perform his principal executive functions, more than thirty-five miles from his primary office as of the date of the agreement; or
(4) Camco otherwise breaches the agreement. The maximum amount that the officer may receive under the agreement is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Code.

SALARY CONTINUATION AGREEMENTS

     Advantage Bank has entered into Salary Continuation Agreements with each of Richard C. Baylor, D. Edward Rugg, Mark A. Severson, David S. Caldwell and Edward A. Wright (the "Salary Continuation Agreements"). Each Salary Continuation Agreement provides for continued monthly compensation to the employee, or his beneficiary, for a period of 15 years following death or the employee's termination of employment for any reason other than Early Termination or Termination for Cause (as defined in the Salary Continuation Agreement). Early Termination is defined in the Salary Continuation Agreements to mean termination of employment before age 65 for reasons other than death, Disability (as defined in the Salary Continuation Agreement), Termination for Cause or following a Change of Control (as defined in the Salary Continuation Agreement).

     Upon termination of employment after the employee reaches age 65, each employee will receive the following maximum amounts, divided into 12 monthly payments, annually for 15 years: Mr. Baylor - $410,100; Mr. Rugg - $98,300; Mr. Severson - $197,400; Mr. D. Caldwell - $140,900; and Mr. Wright - $50,800. In the event of Early Termination, termination for Disability or upon a Change of Control, the employee will receive monthly payments for a period of 15 years, in an amount equal to the accrual balance, which amount increases annually at a specified rate until it reaches the maximums set forth above. If an employee is terminated upon a Change of Control, the employee may elect to have the present value of the monthly payments made in a single lump sum payment. An employee is not entitled to any payments upon Termination for Cause.

SALARY CONTINUATION PLAN

     In connection with the termination of its non-contributory defined benefit pension plan in 1996, Camco implemented a non-qualified retirement plan (the "1996 Salary Continuation Plan") for the benefit of certain executive officers. Mr. Rugg and Mr. Wright are the only Named Executive Officers who participate in this plan. The 1996 Salary Continuation Plan provides for continued compensation to the participant, or his beneficiary, through 180 monthly payments following his retirement at age 65 from Advantage Bank in the following annual amounts:
Mr. Rugg- $20,500 and Mr. Wright- $15,800. If the participant retires after age 55 or after having completed 15 years of full-time service (the "Early Retirement Date"), and before age 65, the 1996 Salary Continuation Plan provides for a reduced benefit. Upon a change in control of Advantage Bank and the subsequent termination of the participant's employment, he is entitled to a lump sum payment of a reduced amount. If the participant's employment is terminated prior to the Early Retirement Date for any reason other than death, he is not entitled to receive any benefits under the 1996 Salary Continuation Plan.

SPLIT-DOLLAR PLAN

     Flexible payment universal life insurance policies, which are carried on the books of Camco as tax-free earning assets, have been purchased on the lives of certain employees, including the Named Executive Officers. Upon the death of any of the Named Executive Officers, a beneficiary named by the employee will receive two times the employee's base salary for the 12 months preceding the month in which the employee dies up to a maximum of $300,000. The balance of the life insurance proceeds will be payable to Camco or the applicable subsidiary and are expected to be sufficient to cover all investment costs associated with the policy.

EXECUTIVE DEFERRED COMPENSATION AGREEMENTS

     Executives may elect to defer annually a stated maximum amount of their salary until a specified date or until they are no longer associated with Camco. The maximum amount of deferral permitted is as follows: $30,000- Messrs. Baylor, Severson and Rugg; $25,000- Mr. D. Caldwell; $12,500- Mr. Wright. Interest is credited on the deferral amounts at an annual rate equal to 75% of Camco's return on equity rate for the preceding year, not to exceed a return on equity of 20%.

                            OWNERSHIP OF CAMCO SHARES

     As of March 8, 2006, no persons were known by Camco to own beneficially more than 5% of the outstanding shares of Camco's common stock.

     The following table sets forth certain information regarding the number of shares of common stock of Camco beneficially owned by each incumbent director and nominee of Camco and by all directors and executive officers of Camco as a group as of March 8, 2006:

                                           Sole voting         Shared voting    Percentage of
                                               and                and/or            shares
Name and address (1)                  investment power (2)   investment power    outstanding
--------------------                  --------------------   ----------------   -------------
Richard C. Baylor                             69,122               27,489           1.27%
Larry A. Caldwell                            130,092              100,810           3.05%
Robert C. Dix, Jr.                            21,306                7,831               *
Terry A. Feick                                 5,742                8,303               *
Susan J. Insley                                8,924                1,907               *
Paul D. Leake                                 64,326               22,261           1.14%
Carson K. Miller                               5,922                1,907               *
Douglas F. Mock                                  742                1,068               *
Samuel W. Speck                               27,039                1,907               *
Jeffrey T. Tucker                             22,037                2,649               *
J.Timothy Young                                  942                  315               *
David S. Caldwell                             22,425               11,162               *
D. Edward Rugg                               108,396               25,034           1.76%
Mark A. Severson                              21,235                  237               *
Edward A. Wright                              12,997               17,527               *
All directors and executive
   officers as a group (15 persons)          521,247              230,407           9.75%
                                             =======              =======           ====

----------
*    Less than 1% of the outstanding shares.

(1) Each of the persons listed in this table may be contacted at Camco, 6901 Glenn Highway, Cambridge, Ohio 43725.

(footnotes continued on next page)

(2) Includes the following number of shares that may be acquired upon the exercise of options: Mr. Baylor - 45,469; Mr. L. Caldwell -9,942; Mr. Dix - 6,792; Mr. Feick - 5,742, Ms. Insley -5,742, Mr. Leake - 5,742; Mr. Miller
     - 5,742; Mr. Mock - 742; Mr. Speck - 5,742; Mr. Tucker - 6,792; Mr. Rugg -
     10,230; Mr. Severson - 9,581; Mr. D. Caldwell - 9,100; Mr. Wright - 5,532;
     and Mr. Young - 742.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Camco's executive officers and directors, and persons who own more than ten percent of Camco's common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide Camco with a copy of such form. Based on Camco's review of the copies of such forms it has received, Camco believes that its executive officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2005, except that each of Messrs. Baylor, D. Caldwell, L. Caldwell, Dix, Feick, Leake, Miller, Rugg, Severson, Speck, Tucker, Wright and Ms. Insley filed one late Form 4 reporting the award of stock options.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors of Camco is comprised of three directors, all of whom are considered "independent" under Rule 4200(a)(15) of Nasdaq's listing standards. The Audit Committee is responsible for overseeing Camco's accounting functions and controls, as well as selecting an accounting firm to audit Camco's financial statements. The Audit Committee has adopted a charter.

     The Audit Committee received and reviewed the report of Plante Moran, PLLC ("Plante Moran") regarding the results of their audit, as well as the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1. The Audit Committee determined that the provision by Plante Moran of the services included in the table below under "All Other Fees" is compatible with maintaining Plante Moran's independence. The Audit Committee reviewed the audited financial statements with the management of Camco. A representative of Plante Moran also discussed with the Audit Committee the independence of Plante Moran from Camco, as well as the matters required to be discussed by Statement of Auditing Standards 61, as may be amended from time to time. Discussions between the Audit Committee and the representative of Plante Moran included the following:

     - Plante Moran's responsibilities in accordance with generally accepted auditing standards

     - The initial selection of, and whether there were any changes in, significant accounting policies or their application

     -    Management's judgments and accounting estimates

     -    Whether there were any significant audit adjustments

     -    Whether there were any disagreements with management

     -    Whether there was any consultation with other accountants

     - Whether there were any major issues discussed with management prior to Plante Moran's retention

     - Whether Plante Moran encountered any difficulties in performing the audit

     - Plante Moran's judgments about the quality of Camco's accounting principles

     - Plante Moran's responsibilities for information prepared by management that is included in documents containing audited financial statements

     Based on its review of the financial statements and its discussions with management and the representative of Plante Moran, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, to be filed with the SEC.

Jeffrey T. Tucker, Chairman
Robert C. Dix, Jr.
Carson K. Miller

                               CHANGE IN AUDITORS

     During 2004, the Audit Committee of Camco determined that, as part of its fiduciary duty to Camco and its shareholders, it should evaluate the costs and audit and tax services offered by several other independent accounting firms. Therefore, the Audit Committee directed management to obtain requests for proposals from several independent accounting firms for audits related to fiscal years 2005-2007. On December 15, 2004, after management discussed with Grant Thornton LLP, Camco's current auditors ("Grant Thornton"), Camco's intent to request such a proposal from Grant Thornton, Grant Thornton indicated that it did not choose to participate in the proposal process and would resign as the independent registered public accounting firm of Camco after completion of its audit and tax services for the fiscal year ending December 31, 2004.

     On February 25, 2005, the Camco's Audit Committee approved the engagement of Plante Moran as Camco's principal independent registered public accounting firm.

     Prior to engaging Plante Moran, Camco did not consult with Plante Moran regarding either:

          1. The application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Camco's financial statements, and either a written report was provided to the Camco or oral advice was provided that Plante Moran concluded was an important factor considered by Camco in reaching a decision as to the accounting, auditing or financial reporting issue; or

          2. Any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

     Grant Thornton's reports on the financial statements for Camco's fiscal years ended December 31, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     During Camco's fiscal years ended December 31, 2004 and 2003, there were no disagreements between Camco and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Grant Thornton's satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its reports.

     During the fiscal years ended December 31, 2004 and 2003, except as noted in this paragraph, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)). In the third quarter of 2003, in connection with Grant Thornton's review of Camco's financial statements for the quarter ended September 30, 2003, Grant Thornton issued a written letter to Camco's Audit Committee that it had identified significant deficiencies and material weaknesses regarding Camco's internal controls. The deficiencies and weaknesses noted were related to (i) the designation and recordation of loans held for sale and (ii) the recordation of deferred loan origination fees and costs. During the fourth quarter of 2003, Camco took corrective action to address these noted deficiencies and weaknesses, including (i) more clearly documenting Camco's internally established exposure limitations for loans held for sale and (ii) requiring the generation of a monthly summary of loan originations and related deferred fees and costs to insure completeness of future financial information in Camco's financial statements. Grant Thornton concurred with the corrective actions taken by management.

     Camco provided Grant Thornton with a copy of the above disclosure and Grant Thornton furnished a letter addressed to the Securities and Exchange Commission, a copy of which was attached as Exhibit 16.1 to Form 8-K filed on December 21, 2004.

                                   AUDIT FEES

     The aggregate fees billed by Plante Moran to the Company for the year ended December 31, 2005 are as follows:

                       2005
                     --------
Audit Fees           $215,823
Audit Related Fees          0
Tax Fees (1)            4,540
All Other Fees (2)      7,000
                     --------
Total Fees           $227,363
                     ========

----------
(1) Permissible tax services include tax compliance, tax planning, and tax advise that do not impair the independence of the auditor and that are consistent with the SEC's rules on auditor independence.

(2)  All other fees include the audit of the Company's employee benefit plan.

           PROPOSALS OF STOCKHOLDERS AND COMMUNICATION WITH THE BOARD

     Any proposals of stockholders intended to be included in Camco's proxy statement for the 2007 Annual Meeting of Stockholders (other than nominations for directors, as explained herein at "ELECTION OF DIRECTORS") should be sent to Camco by certified mail and must be received by Camco not later than November 22, 2006. In addition, if a stockholder intends to present a proposal at the 2007 Annual Meeting without including the proposal in the proxy materials related to the meeting, and if the proposal is not received by February 5, 2007, then the proxies designated by the Board of Directors of Camco for the 2007 Annual Meeting of Stockholders of Camco may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

     Camco's Board of Directors has adopted a formal process by which stockholders may communicate with the Board. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors of Camco Financial Corporation, at 6901 Glenn Highway, Cambridge, Ohio 43725.

     Management knows of no other business which may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment on any other matters which may be brought before the Annual Meeting.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED POSTAGE PAID ENVELOPE.

                                        By Order of the Board of Directors


March 17, 2006                          D. Edward Rugg, Secretary

                                 REVOCABLE PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           CAMCO FINANCIAL CORPORATION

           CAMCO FINANCIAL CORPORATION ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of Camco Financial Corporation ("Camco") hereby constitutes and appoints Samuel W. Speck and Jeffrey T. Tucker, or either one of them, as the proxies of the undersigned with full power of substitution and resubstitution, to vote at the 2006 Annual Meeting of Stockholders of Camco to be held at Camco's Corporate Center, 6901 Glenn Highway, Cambridge, Ohio 43725, on April 25, 2006, at 3:00 p.m. Eastern Daylight Saving Time (the "Annual Meeting"), all of the shares of Camco common stock which the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy
Statement:

1.   The election of four directors:

     [ ]  FOR all nominees listed       [ ]  WITHHOLD authority to vote for
          below (except as marked to         all nominees listed below:
          the contrary below):

                                Richard C. Baylor
                               Robert C. Dix, Jr.
                                  Paul D. Leake
                                 Douglas F. Mock

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below).
________________________________________________________________________________

2. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors recommends a vote "FOR" the nominees listed above.

     IMPORTANT: PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.

UNLESS THIS PROXY IS REVOKED, THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR SET FORTH ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PERSONS NAMED ABOVE TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS A DIRECTOR IF A NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE ANNUAL MEETING.

At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

     All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the 2006 Annual Meeting of Stockholders of Camco and of the accompanying Proxy Statement is hereby acknowledged.

     Please sign exactly as your name appears on your Stock Certificate(s). Executors, Administrators, Trustees, Guardians, Attorneys and Agents should give their full titles.


-------------------------------------   ----------------------------------------
Signature                               Signature

-------------------------------------   ----------------------------------------
Print or Type Name                      Print or Type Name

Dated:                                  Dated:
       ------------------------------          ---------------------------------

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE U.S.A.